Exhibit (d)(12)

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   PRESTAMISTA      CERVECERIA POLAR DE                          PRIMOR
                       ORIENTE, C.A.       PRESTATARIA     INVERSIONES, C.A.
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   MONTO            US$ 20.000.000,00      TASA            VARIABLE
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   EMISION          30 DE ENERO DE 2001    VENCIMIENTO     31 DE MAYO DE 2004
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Yo, RAFAEL SUCRE, venezolano, mayor de edad, portador de la cedula de identidad No. 4.090.548, procediendo en mi caracter de Director de PRIMOR INVERSIONES, C.A., sociedad mercantil domiciliada en la ciudad de Caracas e inscrita por ante el Registro Mercantil Quinto de la Circunscripcion
Judicial del Distrito Capital y Estado Miranda, en fecha 09 de enero de
2001, bajo el No. 81, Tomo 497-A-Qto., suficientemente autorizado por la Junta Directiva en fecha 23 de enero de 2001, mediante el presente documento, declaro: que mi representada ha recibido en calidad de prestamo a interes de CERVECERIA POLAR DE ORIENTE, C.A., sociedad mercantil del mismo domicilio, inscrita en el Registro Mercantil Segundo de la Circunscripcion Judicial del Distrito Federal y Estado Miranda, bajo el
No. 834, Tomo 4-A, en fecha 15 de septiembre de 1.948, la cantidad de
VEINTE MILLONES DE DOLARES DE LOS ESTADOS UNIDOS DE AMERICA EXACTOS (US$20.000.000,00) a la entera satisfaccion de mi representada y en dinero efectivo, para ser invertida en operaciones de legitimo caracter comercial.
La suma de dinero antes indicada y objeto del presente contrato de prestamo, devengara intereses variables trimestralmente, pagaderos por trimestres vencidos el ultimo dia habil de cada periodo, los cuales seran calculados a la tasa de interes que resulte del promedio de la tasa de interes activa y la tasa de interes pasiva en dolares de los Estados Unidos de America cobrada y pagada por instituciones financieras a las sociedades que conforman el conglomerado industrial Empresas Polar durante ese periodo. La mencionada cantidad de dinero debera ser pagada por mi representada a CERVECERIA POLAR DE ORIENTE, C.A. unicamente en dolares de los Estados Unidos de America, con exclusion de cualquier otra moneda, el dia 31 de mayo de 2004, fecha de vencimiento del presente prestamo, pudiendo ser cancelada por mi representada, total o parcialmente, aun antes de su vencimiento. El plazo antes mencionado para efectuar el pago podra ser prorrogado a solicitud de mi representada y de acuerdo a las condiciones que fije para el momento de la solicitud CERVECERIA POLAR DE ORIENTE, C.A.. Asimismo, declaro que correran por cuenta de mi representada todos los gastos que ocasione el prestamo que CERVECERIA POLAR DE ORIENTE, C.A. le concede a mi representada, incluyendo los de cobranza. Queda elegida la ciudad de Caracas como domicilio especial para todos los efectos derivados del presente contrato con exclusion de cualquier otro. Y yo, JUAN RUIZ GARCIA, venezolano, mayor de edad, domiciliado en la ciudad de
Caracas, titular de la cedula de identidad No. 6.229.908, actuando en mi caracter de Presidente de CERVECERIA POLAR DE ORIENTE, C.A., sociedad mercantil antes identificada, suficientemente autorizado por la Junta Directiva de la Compania en fecha 17 de enero de 2001, en nombre de mi representada declaro que estoy conforme con los terminos y condiciones contenidos en el presente documento. Hecho en dos (2) ejemplares de un mismo tenor y efecto en Caracas, a los 30 dias del mes de enero de 2001.


POR:  PRIMOR INVERSIONES, C.A.


      /s/ RAFAEL SUCRE
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      RAFAEL SUCRE
      DIRECTOR


POR:  CERVECERIA POLAR DE ORIENTE, C.A.


      /s/ JUAN RUIZ GARCIA
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      JUAN RUIZ GARCIA
      PRESIDENTE